UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 11, 2025

NEXPOINT RESIDENTIAL TRUST, INC.
(Exact Name Of Registrant As Specified In Charter)

Maryland	001-36663	47-1881359
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Crescent Court, Suite 700,
Dallas, Texas 75201
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (214) 276-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	NXRT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Credit Facility

On July 11, 2025, NexPoint Residential Trust, Inc. (the “Company”), through its operating partnership, NexPoint Residential Trust Operating Partnership, L.P. ( the “OP”), entered into a $200.0 million corporate revolving credit facility with J.P. Morgan Chase Bank, N.A. and the lenders party thereto from time to time (the “Credit Facility”). Subject to conditions provided in the Credit Facility, the Credit Facility may be increased by up to an additional $200.0 million if the lenders agree to increase their commitments. The Credit Facility will mature on June 30, 2028, unless the Company exercises its option to extend for a one-year term upon satisfaction of certain criteria and payment of an extension fee of 0.15% of the aggregate amount outstanding under the Credit Facility.

The Credit Facility is guaranteed by the Company and the obligations under the Credit Facility are, subject to some exceptions, secured by a security interest in the proceeds of all equity offerings and other capital events by the Company, the OP or their subsidiaries and an equity pledge of each subsidiary of the OP that owns an interest in a mortgaged property.

Advances under the Credit Facility accrue interest at a per annum rate equal to, at the Company’s election, either (i) the daily Secured Overnight Financing Rate (“SOFR”) plus a margin of 1.50% to 2.25%, depending on the Company’s total leverage ratio in the immediately preceding quarter, (ii) the term SOFR for the interest period plus a margin of 1.50% to 2.25%, depending on the Company’s total leverage ratio in the immediately preceding quarter, or (iii) a base rate determined according to the highest of (a) the prime rate, (b) the federal funds rate plus 0.5%, or (c) the one month term SOFR plus 1.0%, plus a margin of 0.50% to 1.25%, depending on the Company’s total leverage ratio in the immediately preceding quarter.

A commitment fee at a rate of 0.20% or 0.30%, depending on the average daily revolving commitment utilization percentage for the calendar quarter, applies to unutilized borrowing capacity under the Credit Facility. Amounts owing under the Credit Facility may be prepaid at any time without premium or penalty.

The Credit Facility contains representations and warranties, affirmative and negative covenants and events of default that the Company considers customary for an agreement of this type, including covenants setting a maximum total leverage ratio and payout ratio and a minimum fixed charge coverage ratio, minimum tangible net worth, debt yield and cash reserve. If an event of default occurs, the lenders may terminate the commitments under the Credit Facility and require the immediate repayment of all outstanding borrowings and the cash collateralization of all outstanding letters of credit under the Credit Facility.

Raymond James, a lender under the Credit Facility, is a sales agent under the Company’s “at-the-market” offering program and may in the future from time to time perform investment banking, financial advisory, lending or commercial banking services for the Company, the OP and their affiliates, for which Raymond James may in the future receive customary compensation and reimbursement of expenses.

The above description of the material terms and conditions of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Facility, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description

10.1
Credit Agreement, by and among NexPoint Residential Trust Operating Partnership, L.P., as borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, dated as of July 11, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXPOINT RESIDENTIAL TRUST, INC.

By:	/s/ Paul Richards
Name: Paul Richards Title: Chief Financial Officer, Executive VP-Finance, Treasurer and Assistant Secretary

Date: July 16, 2025